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                                                                    Exhibit 3.15

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       GTE GOVERNMENT SYSTEMS CORPORATION


        FIRST: The name of the corporation (hereinafter called the "corporation") is General Dynamics Government Systems Corporation.

        SECOND: The address, including street number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19801, County of New Castle and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

        THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000, at $1.00 par value. All such shares are of one class and are shares of Common Stock.

        FIFTH: The corporation is to have perpetual existence.

        SIXTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under
Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver of receivers appointed for this corporation under Section 279 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

        SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

        1. The management of the business and the conduct of the affairs of the corporation shall be vested in its board of directors. The number of directors which

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        shall constitute the whole board of directors shall be fixed by, or in the manner provided in, the Bylaws, but such number may from time to time be increased or decreased in such manner as may be prescribed by the Bylaws. No election of directors need be by written ballot.

        2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the board of directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote unless provisions for such classification shall be set forth in this certificate of incorporation.

        EIGHTH: To the fullest extent permitted under the law of the State of Delaware, including the General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the corporation shall be so eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended without further action by either the board of directors or the stockholders of the corporation.

        NINTH: The board of directors of the corporation may, by resolution adopted from time to time, indemnify such persons as permitted by the General Corporation Law of the State of Delaware as amended from time to time. The board of directors of the corporation may, by resolution adopted from time to time, purchase and maintain insurance on behalf of such persons as permitted by the General Corporation Law of the State of Delaware as amended from time to time.

        TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.



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IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by its Vice President and attested by its Secretary on this 8th day of September 1999.

                                        /s/ David A. Savner
                                        ___________________
                                        David A. Savner
                                        Vice President

ATTEST: /s/ Margaret N. House
        _____________________
        Margaret N. House
        Secretary



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